Exhibit 99.1

ORACLE CORPORATION

2020 EQUITY INCENTIVE PLAN

(As approved by the stockholders on November 4, 2020)

1. PURPOSE. The purpose of this Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company, and its Affiliates, by offering them an opportunity to participate in the Company’s future performance through the grant of Awards. Capitalized terms not defined elsewhere in the text are defined in Section 27 of this Plan.

2. SHARES SUBJECT TO THE PLAN.

2.1 Number of Shares Available. Subject to Sections 2.5 and 2.6 and any other applicable provisions hereof, the aggregate number of Shares that are available for grant and issuance under the Plan is equal to the sum of: (i) 90 million Shares, plus (ii) the number of Shares that remain unissued and available for grant under the 2000 Plan on the date the Company’s stockholders approve the Plan (the “Approval Date”), plus (iii) the number of Shares subject to any stock awards granted under the 2000 Plan that are outstanding as of the Approval Date which, after the Approval Date, would have been available again for issuance under the terms of the 2000 Plan had this Plan not become effective (“Forfeited Prior Plan Awards”), provided that Shares subject to Forfeited Prior Plan Awards other than Options or SARs will increase the number of Shares that are available for grant and issuance under the Plan by 2.5 times the number of Shares subject to such Forfeited Prior Plan Awards.

2.2 Share Conversion Ratio. Any Shares that are subject to Options, SARs or other Awards that are not Full-Value Awards shall be counted against the numerical limits of Section 2.1 as one Share for every Share subject thereto. Any Shares subject to Full-Value Awards on the date of grant shall be counted against the numerical limits of Section 2.1 as 2.5 Shares for every one Share subject thereto. To the extent that a Share that was subject to an Award that counted as 2.5 Shares against the Plan reserve pursuant to the preceding sentence is recycled back into the Plan under Section 2.3, the Plan shall be credited with 2.5 Shares.

2.3 Lapsed, Returned Awards. Except as otherwise may be provided for herein, Shares subject to Awards, and Shares issued under the Plan under any Award, will again be available for grant and issuance in connection with subsequent Awards under this Plan to the extent such Shares: (a) are subject to issuance upon exercise of an Option or SAR granted under this Plan but which cease to be subject to the Option or SAR for any reason other than due to the exercise of the Option or SAR or the withholding or tendering of shares to satisfy any related tax withholding obligations; (b) are subject to Awards granted under this Plan that are forfeited or are repurchased by the Company at the original issue price; or (c) are subject to Awards granted under this Plan that otherwise terminate without such Shares being issued. Except with respect to Shares of Restricted Stock that are forfeited rather than vesting, Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. The full number of Shares subject to a SAR granted under the Plan that are to be settled by the issuance of Shares shall be counted against the number of Shares available for award under the Plan, regardless of the number of Shares actually issued upon settlement of such SAR. Shares used to pay the exercise price or Purchase Price of an Award, to satisfy the tax withholding obligations related to an Award and Shares repurchased by the Company from the Participant with the proceeds of an Option exercise will not become available for future grant or sale under the Plan. The Shares available for issuance under the Plan may be authorized and issued Shares or treasury Shares. For the avoidance of doubt, Shares that otherwise become available for grant and issuance because of the provisions of this Section 2.3 shall not include Shares subject to Awards that were granted pursuant to Section 2.7 hereof or Shares subject to Awards that are cancelled or exchanged (other than for cash) under an Exchange Program.

2.4 Minimum Share Reserve. At all times the Company shall reserve and keep available a sufficient number of Shares as shall be required to satisfy the requirements of all outstanding Awards granted under this Plan.

2.5 Limitations. Subject to adjustment as provided in Section 2.6, no more than 25,000,000 Shares shall be issued pursuant to the exercise of ISOs. No ISOs may be granted after the tenth (10th) anniversary of the earlier of (i) the date the Plan is adopted by the Board, or (ii) the date the Plan is approved by the stockholders of the Company. Subject to adjustment as provided in Section 2.6, no Participant shall be granted within any fiscal year of the Company, one or more Options or SARs, which in the aggregate are for more than 25,000,000 Shares under the Plan. Subject to adjustment as provided in Section 2.6, no Participant shall be granted within any fiscal year of the Company, one or more Awards other than Options or SARs, which in the aggregate are for more than 10,000,000 Shares under the Plan.

2.6 Adjustment of Shares. Except as would result in taxation under Section 409A of the Code, if the number of outstanding Shares is adjusted by a stock dividend, extraordinary cash dividend that has a material effect on the price of the Shares, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company, without consideration, then (a) the number of Shares reserved for issuance and future grant under the Plan set forth in Section 2.1, (b) the Exercise Prices of and number of Shares subject to outstanding Options and SARs, (c) the number of Shares subject to other outstanding Awards, (d) the maximum number of Shares that may be issued as ISOs set forth in Section 2.5, and (e) the maximum number of Shares that may be granted pursuant to Awards to a Participant in any one fiscal year set forth in Section 2.5, shall be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and in compliance with applicable securities laws; provided that in the event the adjustment would result in a fraction of a Share, the Company reserves the right to round up or down to the nearest whole Share or settle such fraction of a Share in cash, taking into consideration applicable laws and accounting guidance.

2.7 Assumption or Substitution of Awards by the Company. The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either: (a) assuming such award under this Plan or (b) granting an Award under this Plan in substitution of such other company’s award. Such assumption or substitution will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Company assumes an award granted by another company, subject to the requirements of Section 409A of the Code, the Purchase Price or the Exercise Price, as the case may be, and the number and nature of Shares issuable upon exercise or settlement of any such Award will be adjusted appropriately. In the event the Company elects to grant a new Option in substitution rather than assuming an existing option, such new Option may be granted with a similarly adjusted Exercise Price. Any awards that are assumed or substituted under this Plan shall not reduce the number of Shares authorized for grant under the Plan or authorized for grant to a Participant in any fiscal year.

3. ELIGIBILITY, MINIMUM VESTING AND CHANGE IN TIME COMMITMENT.

3.1 ISOs may be granted only to Employees. All other Awards may be granted to Employees (including Employees who are Directors) and Consultants of the Company or any Affiliate; provided such Consultants render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction.

3.2 All Awards granted under the Plan must be subject to a minimum one-year vesting period following grant, with no portion of any Award vesting prior to the end of such one-year vesting period; provided, however, that up to 5% of the Shares available for future distribution under this Plan may be granted pursuant to Awards without such minimum vesting requirement and such requirement shall not prevent the acceleration of vesting pursuant to Sections 4 and 19 hereof or under policies or contracts that provide for acceleration of vesting in connection with a Change of Control or termination of employment or services. In addition, any awards assumed or substituted in connection with an acquisition under Section 2.7 shall not be subject to this minimum vesting requirement.

3.3 In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any an Affiliate of the Company is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee or takes an extended leave of absence) after the date of grant of any Award to the Participant, subject to applicable law, the Committee or an authorized Officer of the Company has the right in its sole discretion to (x) make a corresponding reduction in the number of Shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, (y) in lieu of or in combination with such a reduction, suspend and/or extend the vesting or payment schedule applicable to such Award, except that in no event may an Award be exercised after the expiration of the term set forth in the applicable Award Agreement; or (z) not act and thereby, retain the original vesting schedule and number of Shares. In the event of any such reduction, suspension or extension, the Participant will have no right with respect to any portion of the Award that is so reduced, suspended or extended.

4. ADMINISTRATION.

4.1 Committee Composition; Authority. This Plan will be administered by the Committee or by the Board acting as the Committee. Subject to the general purposes, terms and conditions of this Plan, and the direction of the Board, the Committee will have full power to implement and carry out this Plan. The Committee will have the authority to:

(a) construe and interpret this Plan, any Award Agreement and any other agreement or document executed pursuant to this Plan;

(b) prescribe, amend and rescind rules and regulations relating to this Plan or any Award;

(c) select persons to receive Awards;

(d) determine the form and terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may vest and be exercised (which may be based on Performance Goals), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Committee will determine;

(e) determine the number of Shares or other consideration subject to Awards;

(f) determine the Fair Market Value in good faith, if necessary;

(g) subject to Section 16, determine whether Awards will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, other Awards under this Plan or any other incentive or compensation plan of the Company or any Affiliate of the Company;

(h) grant waivers of Plan or Award conditions;

(i) determine the vesting, exercisability and payment of Awards;

(j) correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award or any Award Agreement;

(k) determine whether an Award has been earned;

(l) subject to Section 16, determine the terms and conditions of any, and to institute any Exchange Program;

(m) reduce or waive any criteria with respect to Performance Goals;

(n) adjust Performance Goals to take into account changes in law or in accounting or tax rules, or such other extraordinary, unforeseeable, nonrecurring or infrequently occurring events or circumstances as the Committee deems necessary or appropriate to avoid windfalls or hardships;

(o) waive any conditions or rights under, amend any term of, or amend, alter, suspend, discontinue or terminate, any Award granted under this Plan, prospectively or retroactively; provided, however, that no such action shall materially impair the rights of any affected Participant or holder or beneficiary under any Award theretofore granted under the Plan without the consent of any relevant Participant or holder or beneficiary of an Award; and

(p) make all other determinations necessary or advisable for the administration of this Plan.

4.2 Delegation to an Officer. To the extent permitted by applicable law and listing requirements, the Committee or the Board may delegate to one or more officers of the Company who may be (but are not required to be) Insiders (“Officers”), the authority to do any of the following (i) designate Employees who are not Insiders to be recipients of Awards, (ii) determine the number of Shares to be subject to such Awards granted to such designated Employees, and (iii) take any and all actions on behalf of the Committee other than any actions that affect the amount or form of compensation of Insiders or have material tax, accounting, financial, human resource or legal consequences to the Company or its Affiliates; provided, however, that the Committee or Board resolutions regarding any delegation with respect to (i) and (ii) will specify the total number of Shares that may be subject to the Awards granted by such Officer and that such Officer may not grant an Award to himself or herself. Any Awards will be granted on the form of Award Agreement most recently approved for use by the Committee or the Board, unless otherwise provided in the resolutions approving the delegation authority.

4.3 Committee Interpretation and Discretion. Any determination made by the Committee with respect to any Award shall be made in its sole discretion at the time of grant of the Award or, unless in contravention of any express term of the Plan or Award, at any later time, and such determination shall be final and binding on the Company and all persons having an interest in any Award under the Plan. Any dispute regarding the interpretation of the Plan or any Award Agreement shall be submitted by the Participant to the Company for review. Any Officer of the Company, including but not limited to Insiders and the Company’s Secretary and Assistant Secretary, shall have the authority to review and resolve disputes with respect to Awards held by Participants who are not Insiders, and such resolution shall be final and binding on the Company and the Participant. Only the Committee shall have the authority to review and resolve disputes with respect to Awards held by Participants who are Insiders, and such resolution shall be final and binding on the Company and the Participant.

4.4 Administration of Awards Subject to Performance Goals. The Committee will, in its sole discretion, determine the Performance Goals, if any, applicable to any Award (including any adjustment(s) thereto that will be applied in determining the achievement of such Performance Goals) on or prior to the Determination Date. The Performance Goals may differ from Participant to Participant and from Award to Award. The Committee shall determine and approve the extent to which such Performance Goals have been timely achieved and the extent to which the Shares subject to such Award have thereby been earned.

4.5 Section 16 of the Exchange Act. Awards granted to Participants who are Insiders must be approved by two or more “non-employee directors” of the Board (as defined in the regulations promulgated under Section 16 of the Exchange Act).

4.6 Documentation. The Award Agreement for a given Award, the Plan and any other documents may be delivered to, and accepted by, a Participant or any other person in any manner (including electronic distribution or posting) determined by the Company.

5. OPTIONS. The Committee may grant Options to Participants and will determine whether such Options will be Incentive Stock Options within the meaning of the Code (“ISOs”) or Nonqualified Stock Options (“NQSOs”), the number of Shares subject to the Option, the Exercise Price of the Option, the period and circumstances during which the Option may be exercised, and all other terms and conditions of the Option, subject to the following:

5.1 Option Grant. Each Option granted under this Plan will identify the Option as an ISO or an NQSO. An Option may (but need not) be awarded or vest based on, among other things, satisfaction of such Performance Goals during any Performance Period as are set out in advance in the Participant’s individual Award Agreement. If the Option vests based on the satisfaction of Performance Goals, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for each Option; (y) select the Performance Criteria to be used to measure the performance; and (z) determine what additional vesting conditions, if any, should apply. Performance Periods may overlap, and Participants may participate simultaneously with respect to Options that are subject to different Performance Goals and other criteria.

5.2 Date of Grant. The date of grant of an Option will be the date on which the Committee makes the determination to grant such Option, or a specified future date. The Award Agreement and a copy of this Plan will be delivered to the Participant within a reasonable time after the granting of the Option.

5.3 Exercise Period. Options may be exercisable within the times or upon the conditions as set forth in the Award Agreement governing such Option; provided, however, that no Option will be exercisable after the expiration of seven (7) years from the date the Option is granted, unless the Committee provides otherwise; and provided further that no ISO granted to a person who, at the time the ISO is granted, directly or by attribution owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Affiliate of the Company (“Ten Percent Stockholder”) will be exercisable after the expiration of five (5) years from the date the ISO is granted. The Committee also may provide for Options to become exercisable at one time or from time to time, periodically or otherwise, in such number of Shares or percentage of Shares as the Committee determines.

5.4 Exercise Price. The Exercise Price of an Option will be determined by the Committee when the Option is granted; provided that: (i) the Exercise Price of an Option will be not less than one hundred percent (100%) of the Fair Market Value of the Shares on the date of grant and (ii) the Exercise Price of any ISO granted to a Ten Percent Stockholder will not be less than one hundred ten percent (110%) of the Fair Market Value of the Shares on the date of grant, except in each case, with respect to an Option that is assumed or substituted under Section 2.7. Payment for the Shares purchased may be made in accordance with Section 10 of the Plan and the applicable Award Agreement and in accordance with any procedures established by the Company.

5.5 Method of Exercise. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Committee and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share. An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Committee may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Committee and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made and no dividend equivalent will be credited to a Participant for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 2.6 of the Plan. Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

5.6 Termination. The exercise of an Option will be subject to the following (except as may be otherwise provided in an Award Agreement):

(a) If the Participant is Terminated for any reason except for the Participant’s death or Disability, then the Participant may exercise such Participant’s Options only to the extent that such Options would have been exercisable by the Participant on the Termination Date no later than three (3) months after the Termination Date (or such shorter time period as may be determined by the Committee), but in any event no later than the expiration date of the Options.

(b) If the Participant is Terminated because of the Participant’s death (or the Participant dies within three (3) months after the Participant’s Termination Date pursuant to Section 5.6(a)), then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the Termination Date and must be exercised by the Participant’s legal representative, or authorized assignee, no later than twelve (12) months after the Termination Date (or such shorter time period as may be determined by the Committee), but in any event no later than the expiration date of the Options.

(c) If the Participant is Terminated because of the Participant’s Disability, then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the Termination Date and must be exercised by the Participant (or the Participant’s legal representative or authorized assignee) no later than twelve (12) months after the Termination Date (or such shorter time period as may be determined by the Committee) but in any event no later than the expiration date of the Options (with any exercise of an ISO beyond (a) three (3) months after the Termination Date when the Termination is for a Disability that is not a “permanent and total disability” as defined in Section 22(e)(3) of the Code, or (b) twelve (12) months after the Termination Date when the Termination is for a Disability that is a “permanent and total disability” as defined in Section 22(e)(3) of the Code, deemed to be exercise of an NQSO).

5.7 Limitations on Exercise. The Committee may specify a minimum number of Shares that may be purchased on any exercise of an Option, provided that such minimum number will not prevent any Participant from exercising the Option for the full number of Shares for which it is then exercisable.

5.8 Limitations on ISOs. With respect to Awards granted as ISOs, to the extent that the aggregate Fair Market Value of the Shares with respect to which such ISOs are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Affiliate) exceeds one hundred thousand dollars ($100,000), such Options will be treated as NQSOs. For purposes of this Section 5.8, ISOs will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted. In the event that the Code or the regulations promulgated thereunder are amended after the Approval Date to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISOs, such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.

5.9 Modification or Extension. Subject to Section 409A of the Code (to the extent Section 409A of the Code is applicable to the holder of the Options), the Committee may modify or extend outstanding Options, provided that any such action may not, without the written consent of a Participant, materially impair any of such Participant’s rights under any Option previously granted. Any outstanding ISO that is modified, extended, or otherwise altered will be treated in accordance with Section 424(h) of the Code.

6. RESTRICTED STOCK AWARDS.

6.1 Awards of Restricted Stock. A Restricted Stock Award is an award to an eligible person of Shares that are subject to restrictions (“Restricted Stock”). The Committee will determine the number of Shares of Restricted Stock that may be issued to or purchased by the Participant, the Purchase Price, if any, the restrictions under which the Shares will be subject and all other terms and conditions of the Restricted Stock Award, subject to the Plan. All Restricted Stock shall be made pursuant to an Award Agreement.

6.2 Purchase Price. The Purchase Price for a Restricted Stock Award, if any, will be determined by the Committee and may be less than Fair Market Value on the date the Restricted Stock Award is granted. Payment of the Purchase Price must be made in accordance with Section 10 of the Plan, the applicable Award Agreement and in accordance with any procedures established by the Company.

6.3 Terms of Restricted Stock Awards. Restricted Stock Awards will be subject to such restrictions as the Committee may impose or are required by law. These restrictions may be based on completion of a specified period of service with the Company or an Affiliate and/or upon completion of Performance Goals, if any, during any Performance Period as set out in advance in the Participant’s Award Agreement. Prior to the grant of a Restricted Stock Award, the Committee shall determine: (a) the nature, length and starting date of any restriction period for the Restricted Stock Award; (b) the restrictions on Unvested Shares; and (c) the number of Shares that may be awarded to the Participant. If the Unvested Shares of Restricted Stock are being awarded or earned upon the satisfaction of Performance Goals, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for each Unvested Share; and (y) select the Performance Criteria to be used to measure the performance, if any. Performance Periods may overlap, and a Participant may participate simultaneously with respect to Restricted Stock Awards that are subject to different Performance Periods and having different Performance Goals and other criteria.

6.4 Termination of Participant. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).

7. STOCK BONUS AWARDS.

7.1 Awards of Stock Bonuses. A Stock Bonus Award is an award of Shares to an eligible person without a Purchase Price that is not subject to any restrictions. All Stock Bonus Awards may but are not required to be made pursuant to an Award Agreement.

7.2 Terms of Stock Bonus Awards. The Committee will determine the number of Shares to be awarded to the Participant under a Stock Bonus Award.

7.3 Form of Payment to Participant. Payment may be made in the form of cash, whole Shares, or a combination thereof, based on the Fair Market Value of the Shares subject to the Stock Bonus Award on the date of payment, as determined in the sole discretion of the Committee.

8. STOCK APPRECIATION RIGHTS.

8.1 Awards of SARs. A Stock Appreciation Right (“SAR”) is an award to a Participant that may be settled in cash, or Shares (which may consist of Restricted Stock), having a value equal to (a) the difference between the Fair Market Value on the date of exercise over the Exercise Price multiplied by (b) the number of Shares with respect to which the SAR is being settled (subject to any maximum number of Shares that may be issuable as specified in an Award Agreement). All SARs shall be made pursuant to an Award Agreement.

8.2 Terms of SARs. The Committee will determine the terms of each SAR including, without limitation: (a) the number of Shares subject to the SAR; (b) the Exercise Price and the period and circumstances during which the SAR may be exercised and settled; (c) the consideration to be distributed on settlement of the SAR; and (d) the effect of the Participant’s Termination on each SAR. The Exercise Price of the SAR will be determined by the Committee when the SAR is granted and may not be less than one hundred percent (100%) of the Fair Market Value of the Shares on the date of grant. A SAR may be awarded or may vest based on, among other things, satisfaction of Performance Goals, during any Performance Period as are set out in advance in the Participant’s individual Award Agreement. If the SAR vests based on the satisfaction of Performance Goals, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for each SAR; (y) select from among the Performance Criteria to be used to measure the performance; and (z) determine what additional vesting conditions, if any, should apply. Performance Periods may overlap, and Participants may participate simultaneously with respect to SARs that are subject to different Performance Goals and other criteria.

8.3 Exercise Period and Expiration Date. A SAR will be exercisable within the times or upon the occurrence of events determined by the Committee and set forth in the Award Agreement governing such SAR. The SAR Agreement shall set forth the expiration date; provided that no SAR will be exercisable after the expiration of seven (7) years from the date the SAR is granted unless the Committee provides otherwise. The Committee may also provide for SARs to become exercisable at one time or from time to time, periodically or otherwise (including, without limitation, upon the attainment during a Performance Period of Performance Goals), in such number of Shares or percentage of the Shares subject to the SAR as the Committee determines. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee). Notwithstanding the foregoing, the rules of Section 5.6 also will apply to SARs.

8.4 Form of Settlement. Upon exercise of a SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying (i) the difference between the Fair Market Value of a Share on the date of exercise over the Exercise Price; times (ii) the number of Shares with respect to which the SAR is exercised. At the discretion of the Committee, the payment from the Company for the SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

8.5 Termination of Participation. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).

9. RESTRICTED STOCK UNITS.

9.1 Awards of Restricted Stock Units. A Restricted Stock Unit Award is an award to a Participant of units (“RSUs”), each of which shall correspond to a Share that may be settled in cash, or by issuance of a Share (which may consist of Restricted Stock). All RSUs shall be granted pursuant to an Award Agreement.

9.2 Terms of RSUs. The Committee will determine the terms of a Restricted Stock Unit Award, including, without limitation: (a) the number of Shares subject to the Restricted Stock Unit Award; (b) the time or times during which the RSUs may be settled; and (c) the consideration to be distributed on settlement, and the effect of the Participant’s Termination on the RSUs. A Restricted Stock Unit Award may be awarded or vest based on, among other things, satisfaction of such Performance Goals during any Performance Period as are set out in advance in the Participant’s Award Agreement. If

RSUs vest based upon satisfaction of Performance Goals, then the Committee will: (w) determine the nature, length and starting date of any Performance Period for the RSUs; (x) select from among the Performance Criteria to be used to measure the performance; (y) determine what additional vesting conditions, if any, should apply; and (z) determine the number of Shares deemed subject to the Restricted Stock Unit Award. Performance Periods may overlap and Participants may participate simultaneously with respect to Restricted Stock Unit Awards that are subject to different Performance Periods and different Performance Goals and other criteria.

9.3 Form and Timing of Settlement. Payment of vested RSUs shall be made as soon as practicable after the date(s) determined by the Committee and set forth in the Award Agreement. The Committee, in its sole discretion, may settle vested RSUs in cash, Shares, or a combination of both. The Committee may also permit a Participant to defer payment under a Restricted Stock Unit Award to a date or dates after the RSUs are vested provided that the terms of the Restricted Stock Unit Award and any deferral satisfy the requirements of Section 409A of the Code (and/or other applicable tax laws that may be applicable to the Participant).

9.4 Termination of Participant. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).

10. PAYMENT FOR SHARE PURCHASES.

Payment from a Participant for Shares purchased pursuant to this Plan may be made in cash or by check or, where expressly approved for the Participant by the Committee and where permitted by law (and to the extent not otherwise set forth in the applicable Award Agreement):

(a) by cancellation of indebtedness of the Company to the Participant;

(b) by surrender of Shares held by the Participant that have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Award will be exercised or settled;

(c) by waiver of compensation due or accrued to the Participant for services rendered or to be rendered to the Company or an Affiliate of the Company;

(d) by consideration received by the Company pursuant to a broker-assisted or other form of cashless exercise program implemented by the Company in connection with the Plan;

(e) by any combination of the foregoing; or

(f) by any other method of payment as is permitted by applicable law.

11. TAXES.

11.1 Taxes Generally. Whenever a taxable or tax withholding event occurs in relation to an Award granted under this Plan, the Participant shall be responsible for any U.S. federal, state, and local and any non-U.S. income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items that are applicable to the Participant as a result of participation in the Plan.

11.2 Withholding Arrangements. The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may require or permit a Participant to satisfy any withholding obligation the Company or an Affiliate may have with respect to such tax-related items, in whole or in part, by (without limitation) (i) paying cash, (ii) using proceeds from the sale of Shares delivered pursuant to the exercise or settlement of the Award, (iii) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the amount required to be withheld under applicable tax laws, subject to applicable accounting guidance, or (iii) delivering to the Company already-owned Shares having a Fair Market Value equal to the amount required to be withheld under applicable tax laws, subject to applicable accounting guidance. The Fair Market Value of the Shares to be withheld or delivered will be determined based on such methodology that the Company deems to be reasonable and in accordance with applicable law.

12. TRANSFERABILITY. Unless determined otherwise by the Committee, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution. If the Committee makes an Award transferable, including, without limitation, by instrument to an inter vivos or testamentary trust in which the Awards are to be passed to beneficiaries upon the death of the trustor (settlor) or by gift to a Permitted Transferee, such Award will contain such additional terms and conditions as the Administrator deems appropriate; provided, however, that in no event may any Award be transferred for consideration to a third-party financial institution.

13. PRIVILEGES OF STOCK OWNERSHIP; RESTRICTIONS ON SHARES.

13.1 Stockholder and Dividend Rights. No Participant will have any of the rights of a stockholder with respect to any Shares until the Shares are issued to the Participant. Any Participant who holds Shares issued under the Plan shall have the same voting, dividend and other rights as the Company’s other stockholders; provided however, that in the case of any unvested Award or unvested portion thereof (including but not limited to Unvested Shares of Restricted Stock), the Participant shall not be entitled to any dividends and other distributions paid or distributed by the Company on an equivalent number of vested Shares. Notwithstanding the foregoing, at the Committee’s discretion, such Participant may be credited with dividends and other distributions in the case of any Unvested Shares of Restricted Stock, provided that such dividends and other distributions (or any related earnings or interest on such dividends or distributions, if the Committee in its sole discretion provides for such payments) shall not be paid or distributed to the Participant unless, until and only to the extent such Shares vest. The value of dividends and other distributions (or any related earnings or interest, if applicable) payable or distributable with respect to any Unvested Shares of Restricted Stock that do not vest shall be forfeited.

13.2 Dividend Equivalent Rights. Subject to applicable law, the Committee in its sole discretion may credit to each Participant who holds an Award other than Restricted Stock, Options and SARs, in the form of dividend equivalents or otherwise, an amount equal to the value of all dividends and other distributions (whether in cash or other property) paid or distributed by the Company on an equivalent number of Shares, which may either be paid in cash or increase the number of Shares subject to the Award; provided, however, that such Participant will not be paid any such dividend equivalents (or any related earnings or interest on such dividends or distributions, if the Committee in its sole discretion provides for such payments) unless, until and only to the extent that the underlying Award vests. The value of dividend equivalents (or any related earnings or interest, if applicable) payable with respect any Award or any portion thereof that does not vest shall be forfeited.

13.3 No Dividend or Dividend Equivalent Rights on Options or SARs. For the avoidance of doubt, no dividends, dividend equivalents or similar entitlements may be credited with respect to Options and SARs.

14. CERTIFICATES AND BOOK ENTRIES. All certificates or book entries for Shares or other securities delivered under this Plan will be subject to such stop transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable U.S. federal and state or foreign securities or other laws, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted.

15. ESCROW; PROHIBITION ON LOANS. To enforce any restrictions on a Participant’s Shares, the Committee may require the Shares to be held in book entry form with the restrictions on such Shares duly noted or, alternatively, require the Participant to deposit with the Company or an agent designated by the Company (or place under the control of the Company or its designated agent) all certificates representing Shares, together with stock powers or other instruments of transfer approved by the Committee, appropriately endorsed in blank, for the purpose of holding in escrow (or controlling) such certificates until such restrictions have lapsed or terminated, and the Committee may cause a legend or legends referencing such restrictions to be placed on the certificates or note in the Company’s direct registration system for stock issuance and transfer such restrictions and accompanying legends with respect to the book entries. No Participant will be permitted to execute a promissory note as partial or full consideration for the purchase of Shares.

16. STOCKHOLDER APPROVAL OF REPRICING. The Committee shall not without the approval of the stockholders of the Company, (i) reduce the Exercise Price of any previously granted Option or SAR, (ii) cancel any previously granted Option or SAR in exchange for another Option or SAR with a lower Exercise Price or (iii) cancel any previously granted Option or SAR in exchange for cash or another award if the Exercise Price of such Option or SAR exceeds the Fair Market Value of a Share on the date of such cancellation, in each case, other than in connection with a Change of Control or the adjustment provisions set forth in Section 2.6.

17. SECURITIES LAW AND OTHER REGULATORY COMPLIANCE. An Award will not be effective unless such Award is in compliance with all applicable U.S. federal and state securities laws and any foreign securities, exchange control and other laws, the rules and regulations of any governmental body and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance. Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates or establish book entries for Shares under this Plan prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and/or (b) completion of any registration or other qualification of such Shares under any U.S. state or federal law or any foreign law or the ruling or other decision of any governmental body that the Company determines to be necessary or advisable. The Company will be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any state securities laws or foreign securities, exchange control or other laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.

18. NO OBLIGATION TO EMPLOY. Nothing in this Plan or any Award granted under this Plan will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Affiliate or limit in any way the right of the Company or any Affiliate to terminate Participant’s employment or other relationship at any time.

19. CHANGE OF CONTROL.

19.1 Assumption or Substitution of Awards. Unless otherwise provided in the Award Agreement or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Committee at the time of grant of an Award, in the event of a Change of Control, any or all outstanding Awards may be assumed or substituted by the surviving or acquiring corporation for equivalent Awards, which assumption or substitution shall be binding on all Participants. If an Award is assumed or substituted as set forth above, and the Participant’s employment is terminated by the surviving or acquiring corporation without Cause within twelve (12) months after the consummation of such Change of Control, such assumed or substituted Award shall accelerate and, if applicable, become immediately and fully exercisable, and any repurchase or resale restrictions applicable to any such Award shall automatically lapse, upon such termination.

19.2 No Assumption or Substitution of Awards. Unless otherwise provided in the Award Agreement or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Committee at the time of grant of an Award, in the event such surviving or acquiring corporation does not agree to assume or substitute any Awards, as provided above, pursuant to a Change of Control, then notwithstanding any other provision in this Plan to the contrary, all unvested Awards that are not assumed or substituted, whether subject to time or performance-based vesting conditions, will vest in full at or prior to the effective time of the Change of Control as determined by the Committee, contingent upon the closing of the Change of Control; provided, however, that any payout in connection with a terminated Award shall comply with Section 409A of the Code to the extent necessary to avoid taxation thereunder. In addition, in the event such surviving or acquiring corporation refuses to assume or substitute any Options and/or SARs, the Company will notify the Participants who are holders of such Options and/or SARs in writing or electronically that such Awards will be exercisable for a period of time determined by the Committee in its sole discretion, and such Awards will terminate upon the expiration of such period.

19.3 Performance Goals. Unless otherwise provided in the Award Agreement or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Committee at the time of grant of an Award, in the event of a Change of Control, any Award subject to Performance Goals shall either vest based on: (i) target performance being deemed to have been achieved or (ii) the actual level of performance for the applicable Performance Period as determined by the Committee, depending on whichever of (i) or (ii) results in a greater number of Shares that vest; provided however, that any Award subject to Performance Goals, which is assumed or substituted pursuant to Section 19.1, shall continue to be subject to any service requirement that applies to such Award.

20. GOVERNING LAW. This Plan and all Awards granted hereunder shall be governed by and construed in accordance with the laws of the State of Delaware in the United States, without regard to such state’s conflict of laws rules.

21. AMENDMENT OR TERMINATION OF PLAN. The Board may at any time terminate or amend this Plan in any respect, including, without limitation, amend any form of Award Agreement or instrument to be executed pursuant to this Plan; provided, however, that the Board will not, without the approval of the stockholders of the Company, amend this Plan in any manner where stockholder approval is necessary or required as determined by the Committee; provided further, that a Participant’s Award shall be governed by the version of this Plan then in effect at the time such Award was granted unless such Plan amendment will not adversely affect the rights of such Participant under any outstanding Award in a material way.

22. NON-U.S. PARTICIPANTS. Notwithstanding any provision of the Plan to the contrary, to comply with the laws in countries outside the United States in which the Company and its Affiliates operate or in which Participants work or reside, the Committee, in its sole discretion, shall have the power and authority to: (i) determine which Participants outside the United States will be eligible to participate in the Plan; (ii) modify the terms and conditions of any Award granted to Participants outside the United States; (iii) establish sub-plans and modify exercise procedures and other terms and procedures and rules, to the extent such actions may be necessary or advisable, including adoption of rules, procedures or sub-plans applicable to particular Affiliates or Participants in particular locations; provided that no such sub-plans and/or modifications shall take precedence over Section 2 of the Plan or otherwise require stockholder approval; and (iv) take any action, before or after an Award is granted, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules, procedures and sub-plans with provisions that limit or modify rights on eligibility to receive an Award under the Plan or on death, disability, retirement or other termination of employment, available methods of exercise or settlement of an Award, payment of income, social insurance contributions and payroll taxes, the shifting of employer tax or social insurance contribution liability to the Participant, the withholding procedures and handling of any Share certificates or other indicia of ownership. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable laws.

23. NONEXCLUSIVITY OF THE PLAN. Neither the adoption of this Plan by the Board, the submission of this Plan to the stockholders of the Company for approval, nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock awards and bonuses otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

24. INSIDER TRADING POLICY. Each Participant who receives an Award shall comply with any policy adopted by the Company from time to time covering transactions in the Company’s securities by Employees, officers and/or directors of the Company.

25. OTHER POLICIES. Each Award may be subject to the terms and conditions of any other policy (and any amendments thereto) adopted by the Company from time to time, which may include any policy related to the vesting or transfer of equity awards. Whether any such policy will apply to a particular Award may depend, among other things, on when the Award was granted, whom the Award was granted to, and the type of Award.

26. ALL AWARDS SUBJECT TO ANY COMPANY CLAWBACK OR RECOUPMENT POLICY. All Awards shall be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy that may be adopted by the Committee from time to time thereafter or required by law during the term of Participant’s employment or other service with the Company or its Affiliates that is applicable to executive officers, employees, or other service providers of the Company and its Affiliates. In addition to any other remedies available under such policy and applicable law, the Committee may also require the cancellation of a Participant’s outstanding Awards if such Participant’s employment is terminated for Cause.

27. DEFINITIONS. As used in this Plan, and except as elsewhere defined herein, the following terms will have the following meanings:

“2000 Plan” means the Company’s Amended and Restated 2000 Long-Term Equity Incentive Plan.

“Affiliate” means any Parent or Subsidiary of the Company.

“Award” means any award under the Plan, including any Option, Restricted Stock Award, Stock Bonus Award, Stock Appreciation Right or Restricted Stock Unit Award.

“Award Agreement” means, with respect to each Award, the written or electronic agreement between the Company and the Participant setting forth the terms and conditions of the Award, which shall be in substantially a form (which need not be the same for each Participant) that the Committee has from time to time approved, and will comply with and be subject to the terms and conditions of this Plan.

“Board” means the Board of Directors of the Company.

“Cause” will have the meaning ascribed to such term in any written agreement between the Participant and the Company or an Affiliate defining such term and, in the absence of such agreement, such term means, with respect to a Participant, a good faith and reasonable determination by the Company that the Participant has, during the term of his or her employment with the Company or an Affiliate: (a) been convicted of, or pleaded nolo contendere to, (1) any felony or (2) any other lesser crime involving fraud, embezzlement, or misappropriation; (b) engaged in gross negligence or willful misconduct in the performance of his or her duties; (c) breached any material provision of any agreement entered into with the Company or an Affiliate; (d) misappropriated any (1) material property of the Company or an Affiliate or (2) opportunity of the Company or an Affiliate; (e) failed to materially comply with any written policy or procedure of the Company or an Affiliate; or (f) engaged in an act or omission that results in financial or other harm to the Company or an Affiliate. The determination as to whether a Participant is being terminated for Cause will be made in good faith by the Company and will be final and binding on the Participant.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Committee” means the Compensation Committee of the Board or those persons to whom administration of the Plan, or part of the Plan, has been delegated as permitted by law.

“Company” means Oracle Corporation, or any successor corporation.

“Common Stock” means the common stock of the Company.

“Consultant” means any person, including an advisor or independent contractor, engaged by the Company or an Affiliate to render services to such entity.

“Change of Control” means the occurrence of any of the following events:

(a) an individual, corporation, partnership, group, associate or other entity or “person”, as such term is defined in Section 14(d) of the Exchange Act, other than the Company or any employee benefit plan(s) sponsored by the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the combined voting power of the Company’s outstanding securities ordinarily having the right to vote at elections of directors;

(b) individuals who constitute the Board of Directors of the Company on the effective date of the Plan (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any Approved Director, as hereinafter defined, shall be, for purposes of this subsection (b), considered as though such person were a member of the Incumbent Board. An “Approved Director”, for purposes of this subsection (b), shall mean any person becoming a director subsequent to the effective date of the Plan whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee of the Company for director), but shall not include any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or “person” other than the Board; or

(c) the consummation of (A) a merger or consolidation involving the Company other than with a wholly-owned subsidiary and other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 65% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (B) a sale, exchange or other disposition of all or substantially all of the assets of the Company.

Notwithstanding the foregoing definition or any other provision of the Plan, the term Change in Control will not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company and the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant will supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition will apply. To the extent required for compliance with Section 409A of the Code, in no event will a Change in Control be deemed to have occurred if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder). The Committee may, in its sole discretion and without a Participant’s consent, amend the definition of “Change in Control” to conform to the definition of “Change in Control” under Section 409A of the Code, and the regulations thereunder.

“Determination Date” means any time when the achievement of the Performance Goals associated with the applicable Performance Period remains substantially uncertain; provided, however, that without limiting the foregoing, that if the Determination Date occurs on or before the date on which 25% of the Performance Period has elapsed, the achievement of such Performance Goals shall be deemed to be substantially uncertain.

“Director” means a member of the Board.

“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code in the case of ISOs and in the case of other Awards, a Participant’s disability, as determined by the Social Security Administration or the long-term disability plan maintained by the Company; provided however, that in the case of Participants residing outside the United States, “Disability” shall have such meaning as determined by the Committee for purposes of the Plan taking into consideration the provisions of applicable laws.

“Employee” means any person, including Officers and Directors, employed by the Company or any Affiliate of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exchange Program” means a program pursuant to which outstanding Awards are surrendered, cancelled or exchanged for cash, the same type of Award or a different Award (or combination thereof).

“Exercise Price” means, with respect to an Option, the price at which a holder may purchase the Shares issuable upon exercise of an Option and with respect to a SAR, the price at which the SAR is granted to the holder thereof.

“Fair Market Value” means, as of any date, the value of a Share determined as follows:

(a) Except as otherwise determined by the Committee as permitted hereunder, if, on such date, the Shares are listed on a national or regional securities exchange or market system, the Fair Market Value of a Share shall be the closing price of a Share as quoted on such national or regional securities exchange or market system constituting the primary market for the Shares, as reported in any such source as the Company deems reliable, and, if there is no such closing price on the date of determination, the Fair Market Value of a Share shall be the closing price of a Share on the next trading day following the day of determination.

(b) Notwithstanding the foregoing, the Committee may, in its discretion, determine the Fair Market Value on the basis of the closing, high, low or average sale price of a Share or the actual sale price of a Share received by a Participant, on such date, the preceding trading day, the next succeeding trading day or an average determined over a period of trading days; provided, however, that, for purposes of determining the exercise price of Options or SARs, the Fair Market Value shall not be less than the Fair Market Value determined under (a). The Committee may vary its method of determination of the Fair Market Value for different purposes under the Plan.

(c) If, on such date, the Shares are not listed on a national or regional securities exchange or market system, the Fair Market Value of a Share shall be as determined by the Committee in good faith.

“Full-Value Awards” means any Awards that result in the Company transferring the full value of any underlying Share granted pursuant to an Award, but shall not include Options and SARs.

“Insider” means an officer or director of the Company or any other person whose transactions in the Company’s Common Stock are subject to Section 16 of the Exchange Act.

“Option” means an award of an option to purchase Shares pursuant to Section 5 of the Plan.

“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of such corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Participant” means a person who holds an Award under this Plan.

“Performance Goals” means one or more performance goals (or combined goals) established by the Committee for the Performance Period based upon the performance criteria selected by the Committee. Any criteria used may be measured, as applicable, (i) in absolute terms, (ii) in relative terms, including, but not limited to, the passage of time (such as year over year growth) and/or against another company, a comparison group of companies or index designated by the Committee, (iii) on a per-share basis, (iv) against the performance of the Company as a whole or one or more identifiable business units, products, ecosystems, lines of business or segments of the Company, (v) on a pre-tax or after-tax basis, and/or (vi) on a GAAP or non-GAAP basis. The performance goals may include, but are not limited to, the following measures (such criteria, the “Performance Criteria”):

•	asset turnover;

•	billings;

•	bookings;

•	capacity utilization;

•	cash flow, operating cash flow, or cash flow or operating cash flow per share (before or after dividends);

•	contract value;

•	customer growth;

•	data center openings or closings;

•	earnings per share;

•	EBITDA, including EBITDA growth;

•	economic value added;

•	gross profit margin;

•	intellectual property (e.g., patents)/product development;

•	inventory turnover;

•	market share;

•	mergers and acquisitions or divestitures;

•	net income margin;

•	net income;

•	net or gross sales;

•	operating expenses;

•	operating income;

•	operating profit margin;

•	pre-tax income;

•	profit;

•	profits;

•	return on assets;

•	return on capital;

•	return on equity;

•	return on net assets;

•	return on sales;

•	revenues (including recurring revenues);

•	sales growth;

•	sales margin (including both growth rates and margin percentages);

•	stock price, including market price appreciation of the Company’s stock;

•	total stockholder return (on a relative or absolute basis); or

•

Any other factor (such as individual business objectives, unit-specific operational metrics or individual performance goals) the Committee so designates, provided that such objectives do not result in adverse accounting, tax, reporting or other consequences.

“Performance Period” means the period of time selected by the Committee over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of an Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Committee.

“Permitted Transferee” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships) of the Participant, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons (or the Participant) have more than 50% of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than 50% of the voting interests.

“Plan” means this Oracle Corporation 2020 Equity Incentive Plan, as amended from time to time.

“Purchase Price” means the price to be paid for Shares acquired under the Plan, other than Shares acquired upon exercise of an Option or SAR.

“Restricted Stock Award” means an award of Shares pursuant to Section 6 of the Plan.

“Restricted Stock Unit Award” means an Award granted pursuant to Section 9 of the Plan.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Shares” means shares of the Company’s Common Stock and any successor security.

“Stock Appreciation Right” means an Award granted pursuant to Section 8 of the Plan.

“Stock Bonus Award” means an Award granted pursuant to Section 7 of the Plan.

“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Termination” or “Terminated” means, for purposes of this Plan with respect to a Participant, that the Participant has for any reason ceased to provide services as an Employee, Consultant or Director. An employee will not be deemed to have ceased to provide services in the case of (i) leaves of absence covered by such policies that are approved by the Committee, (ii) transfers between the Company, an Affiliate, or their successors, or (iii) a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director. The Committee or an authorized representative of the Company will have sole discretion to determine whether a Participant has ceased to provide services and the effective date on which the Participant ceased to provide services, and such determination may take into consideration whether the Participant continues to actively provide services to the Company or an Affiliate (the “Termination Date”). In addition, to the extent required for exemption from or compliance with Section 409A of the Code, the determination of whether there has been a Termination will be made, and such term will be construed, in a manner that is consistent with the definition of “separation from service” as defined under Treasury Regulation Section 1.409A-1(h) (without regard to any alternative definition thereunder).

“Unvested Shares” means Shares that have not yet vested or are subject to a right of repurchase or reacquisition in favor of the Company (or any successor thereto).